FANNIE MAE

news release

Media Hotline: 1-888-326-6694
Consumer Resource Center: 1-800-732-6643

Contact: Janis Smith at 202-752-6673

Number: 3931

Date: February 15, 2007

Fannie Mae to Redeem its Preferred Stock Series K

WASHINGTON, DC – Fannie Mae (FNM/NYSE) today announced that its Board of Directors has approved the redemption of all eight million outstanding shares of the company’s Variable Rate Non-Cumulative Preferred Stock, Series K, with an aggregate stated value of $400 million, in accordance with the Certificate of Designation of Terms of the Series K preferred stock.

“Redeeming costly variable-rate preferred stock in this rising rate environment will result in millions of dollars in annual after-tax savings for the Company going forward,” said Chief Financial Officer Robert Blakely. “This action is consistent with our responsibility to manage our shareholders’ capital prudently.”

Fannie Mae also announced earlier this year that the Company will redeem all outstanding shares of its Variable Rate Non-Cumulative Preferred Stock, Series J, with an aggregate stated value of $700 million, on February 28, 2007.

Outstanding shares of Series K preferred stock will be redeemed on April 2, 2007, at a redemption price of $50 per share plus a dividend, which will accrue at the Swap Rate (as defined in the Series K Certificate of Designation) plus 1.33 percent for the period from and including March 31, 2007, to but excluding April 2, 2007.

On January 19, 2007, the Board of Directors declared a dividend to be paid to the registered holders of Series K preferred stock, as shown on the books of the corporation at the close of business on March 20, 2007. The dividend will accrue at an annual rate of (i) 5.396 percent for the period from and including December 31, 2006 to but excluding March 18, 2007 and (ii) the Swap Rate plus 1.33 percent (subject to a cap of 8.000 percent per annum) for the period from and including March 18, 2007 to but excluding March 31, 2007. The dividend will be payable on March 31, 2007.

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Preferred Stock Series K
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The corporation will announce the dividend per share amount for the first quarter and the redemption price for the Series K preferred stock when the corporation determines the Series K dividend rate (which resets on March 18, 2007).

Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021 will act as the redemption agent. A Notice of Redemption will be mailed to holders of the Series K preferred stock next week.

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Fannie Mae is a New York Stock Exchange Company. It operates pursuant to a federal charter. Fannie Mae has pledged through its American Dream Commitment to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.